Exhibit 10.7

COMPANY LETTERHEAD

April 25, 2008

Professional Offshore Opportunity Fund
1400 Old Country Road, Suite 206
Westbury, New York 11591

 Gentlemen:

Simultaneously with the execution and delivery of this letter, the undersigned, Inform Worldwide Holdings, Inc.  (the “Company”), is executing and delivering to you, or causing to be executed and delivered to you, the following:

1.	Secured Promissory Note (the “Note”) in the principal amount of $750,000:

2.	Purchase Agreement between the Company and you;

3.	Security Agreement between the Company and you;

4.	Security Interest Pledge Agreement among the Company, Ashvin Mascarenhas and you; and

5.	Subsidiary and Affiliate Guaranty between the Company and you.

The documents identified in items 1 through 5 above, along with this Letter, are referred to herein as the “Transaction Documents”).

As additional consideration for your agreement to execute and deliver the Transaction Documents, the Company agrees to issue (the “Repayment Issuance”) to you and/or your designee (i) $175,000 worth of common stock of the Company that is free-trading and $175,000 that is restricted stock (the “Block I Shares”).  The Block I Shares shall be subject to piggy-back registration rights and shall be priced at the closing bid price of the stock on the day prior to the Closing Date, and (ii) in the event the loan is not repaid in full within 90 days, an additional $175,000 worth of common stock of the Company that is free-trading and $175,000 that is restricted stock (the “Block II Shares”).  The Block II Shares shall be subject to piggy-back registration rights and shall be priced at the closing bid price of the stock on the day prior to the 90th day following the Closing Date.  In the event that the price of the Company’s stock declines in value during the ninety-day period after issuance, then the number of shares included in the Block II issuance shall be subject to an upward adjustment.  The following chart sets forth the schedule for issuing the Block I and Block II shares:

	Upon Execution of this Agreement (Block I)	Repayment on or after 90 days but before 180 days after issuance (Block II)[1]
Number of Shares to be Issued	$175,000 of free-trading/piggy-back, $175,000 restricted	$175,000 of free-trading/piggy-back, $175,000 restricted

Certificates representing Block I shares are attached hereto.  Certificates representing Block II shares shall be issued immediately and delivered to your counsel who shall hold said certificates for your benefit and release them to you as they become due, without further notice to the Company.  In the event that repayment is completed prior to 90 days, all certificates held by your counsel in connection with Block II shall be returned to the Company immediately.

All such shares (referred to herein as the “Shares”) shall be duly authorized, fully paid and nonassessable, free and clear of any liens and in proper certificated form in the name of Professional Offshore Opportunity Fund, Ltd, or other holder (s) or endorsed for transfer to you, with a medallion signature guarantee.

The Company acknowledges that the Shares are additional consideration for your execution, delivery and performance of the Transaction Documents and are not deemed to be interest.

This Letter shall be governed by the laws of the State of New York without regard to the principles of conflict of laws.  THE COMPANY WAIVES ITS RIGHT TO CLAIM A TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS LETTER.

The Company acknowledges and agrees that its actual or threatened breach of this letter would result in irreparable damage to you and that money damages would not provide and adequate remedy to you.  Accordingly, the Company agrees that in the event of any such breach you shall have, in addition to any and all remedies of law, the right to have the provisions of this Letter specifically enforced and to obtain injunctive and other equitable relief to enforce the provisions of this Letter.

This confirms that you and the Company intend to contract in strict compliance with applicable usury laws from time-to-time in effect.  Accordingly, you and the Company stipulate and agree that none of the terms and provisions contained in the Transaction Documents shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time-to-time in effect.  Neither the Company nor any guarantor shall be liable for interest in excess of the maximum amount permitted under applicable law.  Any sums collected by you and determined to be in excess of that which is permitted under applicable law shall be applied to principal owing by the Company or any guarantor.  The Company agrees that in determining whether or not, interest has been paid in excess of any lawful rate, you may, in light of the risk and consideration evidenced by the Transaction Documents, to the greatest extent permitted under applicable law, characterize any non-principal payment under the Transaction Documents as an expense, fee or premium rather than as interest.

This Letter may be amended or modified only by a written instrument signed by you and the Company.  Your failure at any time to require the performance of any provision of this Letter shall in no manner affect your right at a later time to enforce any provision.

The Company irrevocably (A) consents that any legal action or proceeding arising from or relating to this Letter shall be commenced exclusively in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, (B) submits to the jurisdiction of any such Court in any such action or proceeding, (C) waives any claim or defense in any such action or proceeding based on any alleged lack of jurisdiction, improper venue or forum non-conveniens, and (D) consents to service of process by mail at its address set forth below, or such other address as shall provide to you in writing.  Service of process may be effected by notice sent by certified mail, return receipt requested, to the Company at its address set forth below.

This Letter shall be binding upon the Company, and its legal representatives, successors and permitted assigns.  In no event may the Company assign any rights or obligations under this Letter without your prior written consent and any purported assignment or that such consent shall be null and void.

Very truly yours,

Inform Worldwide Holdings, Inc.

By:	/s/ Ashvin Mascarenhas
Name: Ashvin Mascarenhas
Title: CEO

Agreed and accepted this
25 day of April, 2008

Professional Offshore Opportunity Fund, Ltd.

By:___________________
Name:
Title:

1 Subject to an upward adjustment, in the event that the price of the Comopany’s stock declines in value during the ninety-day period after issuance.